Exhibit 4.3
[Form of Note]
     THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

V.F. CORPORATION

No. 1	CUSIP No.: 918204 AU2 $400,000,000
     V.F. CORPORATION, a corporation duly incorporated and subsisting under the laws of the Commonwealth of Pennsylvania (herein called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $400,000,000 on August 23, 2013 and to pay interest thereon from August 24, 2011, or from the most recent Floating Rate Note Interest Payment Date to which interest has been paid or duly provided for, quarterly on February 23, May 23, August 23 and November 23 in each year, commencing November 23, 2011, at a rate per annum determined in accordance with the provisions set forth on the reverse hereof, until the principal hereof is paid or made available for payment.
     The interest so payable, and punctually paid or duly provided for, on any Floating Rate Note Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Business Day next preceding the relevant Floating Rate Note Interest Payment Date, or in the event the Notes cease to be held in the form of one or more Global Notes, at the close of business on 15th calendar day (whether or not a Business Day) immediately preceding such Floating Rate Note Interest Payment Date, whether or not a Business Day. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Noteholder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Noteholders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
     Payment of the principal of (and premium, if any) and interest on this Note will be made at the office or agency of the Company maintained for that purpose in New York, New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.
     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     In Witness Whereof, the Company has caused this instrument to be duly executed under its corporate seal.
Dated: August 24, 2011

V.F. CORPORATION
By:
Eric C. Wiseman
Chairman, President and Chief Executive Officer

Attest:
By:
Patrick J. Guido
Vice President — Treasurer

By:
Robert K. Shearer
Senior Vice President and Chief Financial Officer

Attest:
By:
Patrick J. Guido
Vice President — Treasurer

     This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION
By:
Authorized Signature

[Reverse of Note]
     This Note is one of a duly authorized issue of notes of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of October 15, 2007 (herein called the “Base Indenture”, which term shall have the meaning assigned to it in such instrument), as supplemented by a Second Supplemental Indenture, dated as of August 24, 2011 (herein called the “Second Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., as Trustee under the Indenture (the “Trustee”), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Noteholders and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $400,000,000. The Company may at any time issue additional notes under the Indenture in unlimited amounts having the same terms as the Notes.
     The Notes are not subject to redemption other than as set forth below.
     The Notes do not have the benefit of any sinking fund obligations.
     Interest payable on any Floating Rate Note Interest Payment Date or the Floating Rate Note Maturity Date shall be the amount accrued from, and including, the immediately preceding Floating Rate Note Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of August 24, 2011, if no interest has been paid or duly provided for with respect to the Notes) to but excluding such Floating Rate Note Interest Payment Date or Floating Rate Note Maturity Date, as the case may be (each, a “Floating Rate Note Interest Period”). The Notes will bear interest at a rate equal to the three-month LIBOR rate, as determined on the applicable Floating Rate Note Interest Determination Date by the Calculation Agent, plus 0.75% (75 basis points) from the original issue date thereof to the Floating Rate Note Maturity Date. The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) shall be calculated by the Calculation Agent by dividing the interest rate in effect during the applicable Floating Rate Note Interest Period by 360 and multiplying the result by the outstanding principal amount of the Notes. The amount of interest to be paid on the Notes for any Floating Rate Note Interest Period will be calculated by adding the Daily Interest Amounts for each day in such Floating Rate Note Interest Period. Interest on the Notes shall be payable quarterly in arrears on February 23, May 23, August 23 and November 23 of each year, beginning on November 23, 2011 (each such date, a “Floating Rate Note Interest Payment Date”). If any Floating Rate Note Interest Payment Date, other than the Floating Rate Note Maturity Date, is not a Business Day, the interest payment due on such day shall be made on the next succeeding day that is a Business Day; provided, that if the next succeeding day that is a Business Day is in the next succeeding calendar month, the interest payment due on such Floating Rate Note Interest Payment Date shall be made on the immediately preceding Business Day. If the Floating Rate Note Maturity Date is not a Business Day, the principal amount of the Notes plus accrued and unpaid interest thereon shall be paid on the next succeeding day that is a Business Day and no interest shall accrue for the Floating Rate Note Maturity Date or any day thereafter. Each payment of interest on the

Notes will include interest to, but excluding, as the case may be, the relevant Floating Rate Note Interest Payment Date or Floating Rate Note Maturity Date. The rate of interest on the Notes for the Initial Floating Rate Note Interest Period will be 1.05844% and will be reset on the next occurring Floating Rate Note Interest Reset Date.
     “Floating Rate Note Interest Determination Date” means the second London Business Day immediately preceding the applicable Floating Rate Note Interest Reset Date. The Floating Rate Note Interest Determination Date for the Initial Floating Rate Interest Period will be August 22, 2011. “Floating Rate Note Interest Reset Date” means the first day of each Floating Rate Note Interest Period other than the Initial Floating Rate Note Interest Period. The “Initial Floating Rate Note Interest Period” shall be August 24, 2011 through November 22, 2011. “London Business Day” means a day on which commercial banks are open for business (transacting dealings in U.S. dollars) in London. The “three-month LIBOR,” for any Floating Rate Note Interest Determination Date will be the offered rate for deposits in the London interbank market in U.S. dollars having an index maturity of three months, as such rate appears on the Reuters (or any successor service) Page LIBOR 01 (or such other page as may replace that page on that service, or any successor service, for the purpose of displaying such rates) as of approximately 11:00 a.m., London time, on such Floating Rate Note Interest Determination Date. The “Calculation Agent” shall be the agent appointed by the Company to calculate the interest rate on the Notes and will initially be the Trustee. The Calculation Agent shall calculate the interest rate in accordance with the foregoing. On or before each Floating Rate Note Interest Determination Date, the Calculation Agent will determine the interest rate and notify the Paying Agent. All calculations made by the Calculation Agent shall in the absence of manifest error be conclusive for all purposes and binding on the Company and the Noteholders of the Notes. For so long as three-month LIBOR is required to be determined with respect to the Notes, the Company shall have a Calculation Agent. In the event that the Calculation Agent is unable or unwilling to act, the Calculation Agent fails to duly establish three-month LIBOR for any Interest Period or the Company proposes to remove the Calculation Agent, the Company shall appoint itself or another person that is a bank, trust company, investment banking firm or other financial institution to act as the Calculation Agent.
     Notwithstanding the foregoing, the interest rate shall in no event be higher than the maximum rate permitted by New York or other applicable state law, as such law may be modified by United States law of general application.
          In the event that the closing of the transactions contemplated by the Merger Agreement has not occurred on or before March 12, 2012 (the “Outside Date”) (such occurrence, the “Special Mandatory Redemption Event”), the Company shall redeem the Notes on the date that is 20 Business Days after the Outside Date (the “Special Mandatory Redemption Date”), at a cash redemption price equal to 101% of the aggregate principal amount of Notes redeemed plus any accrued and unpaid interest on the Notes redeemed to but excluding the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”); provided, however, that if the Merger Agreement is terminated in accordance with its terms prior to March 12, 2012, the Outside Date shall be deemed to be the date the Merger Agreement is terminated.
          On the occurrence of a Special Mandatory Redemption Event, the Company shall promptly mail a notice to each Noteholder of the Notes, with a copy to the Trustee. Such notice of redemption shall state: (a) the Special Mandatory Redemption Date, (b)

the Special Mandatory Redemption Price, (c) that, on the Special Mandatory Redemption Date, the Special Mandatory Redemption Price will become due and payable upon the Notes and that interest thereon will cease to accrue on and after said date, and (d) the place or places where the Notes are to be surrendered for payment of the Special Mandatory Redemption Price. Notice of redemption of the Notes shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. For purposes of Section 11.05 and 11.06 of the Base Indenture, the Special Mandatory Redemption Date shall be a “Redemption Date” and the Special Mandatory Redemption Price shall be a “Redemption Price.”
     If a Change of Control Repurchase Event with respect to the Notes occurs, the Company shall make an offer to each Noteholder of the Notes to repurchase all or any part (in integral multiples of $1,000) of that Noteholder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of repurchase. Within 30 days following any such Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of an impending Change of Control, the Company shall mail a notice (a “Change of Control Notice”) to each Noteholder of the Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the Change of Control Notice, which date will be no earlier than 30 days and no later than 60 days from the date such Change of Control Notice is mailed. The Change of Control Notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the Change of Control Notice.
     The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture by virtue of such conflict.
     On the Change of Control Repurchase Event payment date, the Company shall, to the extent lawful, with respect to the Notes:
     • accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Company’s offer (“Tendered Notes”);
     • deposit with the Trustee a cash amount in immediately available funds equal to the aggregate repurchase price in respect of all Tendered Notes; and
     • deliver or cause to be delivered to the Trustee the Tendered Notes, together with an officers’ certificate stating that such Tendered Notes have been properly accepted by the Company and stating the aggregate principal amount of Tendered Notes being purchased by the Company.

     The Trustee or Paying Agent, as applicable, shall promptly mail to each Noteholder of Tendered Notes the repurchase price for the Tendered Notes, and the Trustee shall, to the extent necessary, promptly authenticate and mail (or cause to be transferred by book-entry) to each such Noteholder a new note equal in principal amount to any unpurchased portion of any Tendered Notes; provided, that each new note will be in a principal amount of $2,000 or any integral multiple of $1,000 in excess thereof.
     The Company shall not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.
     The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note or certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.
     If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Noteholders of the Notes of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Noteholders of not less than 50% in principal amount of the Notes at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Noteholders of specified percentages in principal amount of the Notes of each series at the time Outstanding, on behalf of the Noteholders of all Notes of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Noteholder of this Note shall be conclusive and binding upon such Noteholder and upon all future Noteholders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
     As provided in and subject to the provisions of the Indenture, the Noteholder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Noteholder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes of this series, the Noteholders of not less than 25% in principal amount of the Notes of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Noteholders of a majority in principal amount of Notes of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Noteholder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.
     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.
     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Noteholder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
     The Notes of this series are issuable only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series and of like tenor of a different authorized denomination, as requested by the Noteholder surrendering the same.
     No service charge shall be made to a Noteholder for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
     All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.